EXHIBIT 10.41

AMENDMENT NUMBER TWO

TO THE

HEALTH NET, INC.

2006 EXECUTIVE OFFICER INCENTIVE PLAN

WHEREAS, the Company maintains the Health Net, Inc. 2006 Executive Officer Incentive Plan (the “Plan”) for the benefit of eligible executive officers of the Company and its subsidiaries;

WHEREAS, the Company desires to amend the Plan to clarify that awards made under the Plan are intended satisfy the short-term deferral exemption in accordance with Treasury Regulation Section 1.409A-1(b)(4); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has the power to amend the Plan pursuant to Article VII(1) thereof.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the power of amendment contained in Article VII(1) of the Plan, the Plan is hereby amended as follows:

1.	By striking the last sentence of Article VI(2) and replacing it with the following:

“Notwithstanding the foregoing sentence, all payments under the Plan shall be made no later than March 15th following the calendar year in which an incentive payment is earned. The Committee, in its sole discretion, may permit a Participant to defer payment of an award under a deferred compensation plan or plans of the Company, as may be in effect from time to time, in accordance with the requirements of Section 409A of the Code.”

IN WITNESS WHEREOF, Health Net, Inc. has caused this instrument to be signed on this 12th day of November, 2008.

HEALTH NET, INC.

By:	/s/ Karin Mayhew
Name:	Karin Mayhew
Title:	Senior Vice President, Organization Effectiveness